UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

HIGHER ONE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2015

To the Stockholders of Higher One Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Higher One Holdings, Inc., a Delaware corporation (the "Company"), will be held on June 3, 2015 at 9:00 a.m. local time at 115 Munson Street, New Haven, Connecticut for the following purposes:

1.	To elect three directors to hold office until the 2018 meeting of stockholders or until their successors are elected;

2.
To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP
as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 6, 2015 can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of director nominees named in Proposal One of the proxy statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Proxy Statement accompanying this Notice provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the proxy card.

By Order of the Board of Directors

Thomas D. Kavanaugh
Corporate Secretary
April 21, 2015

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on June 3, 2015: You may go to http://www.proxyvote.com to vote your shares and the Proxy Statement and the 2014 Annual Report to Shareholders are also available at http://ir.higherone.com/

HIGHER ONE HOLDINGS, INC.
115 Munson Street
New Haven, Connecticut 06511

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
June 3, 2015

The Board of Directors of Higher One Holdings, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 3, 2015 at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at 115 Munson Street, New Haven, Connecticut. We intend to mail the Notice of Internet Availability of Proxy Materials and make this proxy statement and accompanying materials first available on or about April 21, 2015 to stockholders of record as of April 6, 2015 (the "Record Date"). The only voting securities of the Company are shares of common stock, $0.001 par value per share (the "common stock"), of which there were 47,831,813 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote present in person or represented by proxy to hold the Annual Meeting.

In this proxy statement, we refer to Higher One Holdings, Inc. as the "Company," "Higher One," "we" or "us" and the Board of Directors as the "Board." When we refer to the Company's fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company's annual report on Form 10-K for fiscal year 2014, which contains consolidated financial statements for fiscal 2014 accompany this proxy statement and are also available in the "Investor Relations" section of our website at http://ir.higherone.com/. You also may obtain a copy of the Company's annual report on Form 10-K for fiscal year 2014 without charge by writing to Investor Relations at the Company's address above.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 6, 2015 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 47,831,813 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 6, 2015, your shares were registered directly in your name with Higher One's transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet, or, if you received a paper copy of the proxy materials, by mail, as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 6, 2015, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote

FOR:

•	The election of three Class II directors to hold office until our 2018 annual meeting of stockholders;

•	The ratification of the selection by the Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

For Proposal One, you may either vote "For" the three nominees, "Withhold All" of the nominees or "For All Except" any nominee you specify. For Proposal Two, you may either vote "For" or "Against" or "Abstain." The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by mail, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using a proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, you may go to http://www.proxyvote.com to vote your shares. You will be required to provide the control number found on your proxy card.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions on the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Broadridge Financial Solutions, Inc. ("Broadridge") has been engaged as our independent agent to tabulate stockholder votes. Any executed proxy card will be returned directly to Broadridge for tabulation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 47,831,813 shares outstanding and entitled to vote. Accordingly, 23,915,907 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes (so long as the broker votes on one proposal) will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

What is a broker non-vote?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to certain "routine" proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two). If a broker votes shares that are not voted by its clients for or against a "routine" proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present and will be taken into account in determining the outcome of all of the proposals. Proposal Two is considered a "routine" proposal.  However, where a proposal is not "routine," a broker who has received no instructions from its client generally does not have discretion to vote its clients' uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as "broker non-votes." Those shares would be considered present for purpose of determining whether or not a quorum is present (so long as the broker votes on one proposal), but would not be considered entitled to vote on the proposal. Depending upon the vote required for approval of the "non-routine" proposal, broker non-votes may or are not have an effect on the outcome of the proposals.  Proposal One is considered a "non-routine" proposal.

Because brokers cannot vote "uninstructed" shares on behalf of their customers for "non-routine" matters, it is important that stockholders vote their shares.

What vote is required for each proposal and how are votes counted?

•
For Proposal One, directors will be elected by a plurality of the votes cast, which means that the three nominees receiving the highest number of "For" votes will be elected.  Abstentions and broker non-votes will have no effect with regard to Proposal One, because approval of a percentage of shares present or outstanding is not required for this proposal.

•
To be approved, Proposal Two requires the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal.  Abstentions will have the same effect as an "Against"
vote on the proposal.

Broadridge will separately count "For" and "Withhold" votes with respect to Proposal One and "For" and "Against" votes and abstentions with respect to Proposal Two.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2015.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet by following the instructions provided on the proxy card. You may also vote by proxy by calling the toll free number found on the proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 2, 2015. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted "For" each of the nominees under Proposal One and "For" Proposals Two. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

 If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

 When are stockholder proposals due for next year's Annual Meeting?

To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing no later than January 4, 2016 to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. If you wish to submit a proposal to be voted on at next year's meeting that is not to be included in next year's proxy materials pursuant to the SEC's shareholder proposal procedures or to nominate a director, you must do so between January 5, 2016 and February 3, 2016. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

We currently have ten directors. Our Board has determined all of our current directors and nominees (other than Messrs. Lasater, Sheinbaum and Volchek) meet the independence requirements of the New York Stock Exchange and the federal securities laws. Mr. Biddelman is currently chairman of the Board.

Our Board is currently divided into three classes, denominated as classes I, II and III. Members of each class hold office for staggered three-year terms. At each annual meeting of stockholders, successors to the directors in the class whose term expires at that annual meeting are elected for three-year terms. Messrs. Volchek, Robinson and Cromwell serve as class I directors with terms expiring at the annual meeting of stockholders to be held in 2017. Messrs. Hartheimer, Lasater and McFadden serve as class II directors with terms expiring at this Annual Meeting. Messrs. Lasater and McFadden will not be standing for reelection and we are nominating Michael E. Collins and Sheldon Goldfarb for their seats, as indicated below.  Mr. Sheinbaum, Mr. Biddelman, Ms. Braunstein and Mr. Anderson serve as class III directors with terms expiring at the annual meeting of stockholders to be held in 2016.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and positions/offices held with the Company:

Name	Age	Title
Paul Biddelman	69	Chairman of the Board of Directors
Marc Sheinbaum	57	President, Chief Executive Officer and Director
Thomas Anderson	52	Director
Samara Braunstein	45	Director
David Cromwell	70	Director
Robert Hartheimer	57	Director
Lowell Robinson	66	Director
Mark Volchek	37	Director
Michael E. Collins	63	Director Nominee
Sheldon Goldfarb	63	Director Nominee

Set forth below is certain biographical information for each of these individuals.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Robert Hartheimer has been a director of Higher One since his appointment in January 2012. Mr. Hartheimer is the managing member of Hartheimer LLC, based in Washington, D.C., which provides senior-level consulting services to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters. From 2002 to 2008, Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation, where he and a small team created the Division of Resolutions to analyze and sell failed banks. He went on to serve as the director of that division. Mr. Hartheimer's other past positions include senior roles at investment banks, including: Merrill Lynch; Smith Barney; and Friedman Billings Ramsey. Mr. Hartheimer has served as a director of three banks or their holding companies in the last twenty years; Sterling Financial Corporation and Sterling Bank; three E*Trade banks; and Merrick Bank.  Mr. Hartheimer chaired the Credit and Risk Committee of Sterling Financial Corporation and chaired the Audit Committees for the E*Trade banks and Merrick Bank. Mr. Hartheimer received a bachelor's degree from Hamilton College and a Master of Business Administration from The Wharton School of the University of Pennsylvania. We believe that Mr. Hartheimer should serve on our Board because he brings to it his extensive experience in the financial services industry, the bank regulatory community and investment banking.

Michael E. Collins, a director nominee to our Board, began working at the Federal Reserve Bank of Philadelphia in 1974 as an assistant examiner, rising through the examiner levels, to become Vice President in 1992, Senior Vice President and Lending Officer in 1994, and Executive Vice President in 2009, a role he served in until his retirement from the Federal Reserve Bank in June of 2011. In September of 2011, Mr. Collins joined TD Bank as an Executive Vice President and serviced as President and Chief Executive Officer of its subsidiary, TD USA, from March 2013 to July 2013.  From July of 2013 until December 2014, Mr. Collins was the Chairmen of the Board of Advisors of the American Bankers Association's Stonier National Graduate School of Banking, an executive management school for the financial services industry.  Mr. Collins earned a bachelor's degree in economics and marketing from Susquehanna University and is a graduate of the Stonier Graduate School of Banking and the University of Virginia, Graduate School of Retail Bank Management.  In 2003, he completed the Advanced Management Program at Harvard Business School. We believe Mr. Collins' 35 plus years as a Banking and Finance Executive, including his career at the Federal Reserve Bank, and his extensive knowledge in the fields of international and domestic bank regulation, make him an ideal nominee to serve on our Board.

Sheldon Goldfarb, a director nominee to our Board, was General Counsel of RBS Americas and a member of RBS senior management in the US since 2007. He provided strategic leadership to the management of legal risk and managed an integrated legal function of over 70 lawyers. Prior to that, Mr. Goldfarb was managing director and general counsel of RBS Greenwich Capital, a position he had held since 1994. There he led its Legal, Compliance, Corporate Communications and Government relations functions. Before joining RBS Greenwich Capital, he was vice president and deputy general counsel of Goldman Sachs & Co. and a partner in the law firm of Fulbright & Jaworski (formerly Reavis & McGrath). He began his career in the Division of Enforcement of the Securities and Exchange Commission. Mr. Goldfarb is active in a variety of industry groups and is a frequent speaker at industry-wide conferences. He sat on the Managing Board of The Clearing House Association and was a trustee and member of the Executive Committee of the Institute for International Bankers; is past chairman of the Securities Industry and Financial Markets Association's (SIFMA) General Counsels Committee; and served on the executive committee and as treasurer of SIFMA's Compliance and Legal Division. He is a member of the Board of Trustees of the Binghamton University Foundation, a past president of the SEC Alumni Association and was a member of the Board of Trustees of the SEC Historical Society. He earned his BA from Binghamton University and a JD cum laude from Syracuse University College of Law.  We believe that Mr. Goldfarb should serve on our Board due to his experience in executive management, strategic leadership, banking and securities regulation and risk management acquired through his service as an executive and general counsel at financial institutions as well as his time with the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

Marc Sheinbaum has served as a president and chief executive officer of Higher One and a member of our Board since April 16, 2014. Mr. Sheinbaum is an experienced leader and general manager with over 25 years of consumer financial services experience.  From 2007 to 2013, Mr. Sheinbaum served as President and CEO of JPMorgan Chase's auto and student loans business, and previously held the position of President and CEO of GE Money Services.  Mr. Sheinbaum holds a BS from State University of New York at Albany and an MBA from New York University. We believe that Mr. Sheinbaum should serve on our Board because of his executive management experience and deep insight into the consumer finance industry.

Paul Biddelman has been a director of Higher One since 2002. Mr. Biddelman has been president of Hanseatic Corporation, a private investment company and the manager of our former investor, Hanseatic Americas LDC, since 1997, where he has primary private investment responsibilities. He is also a director of Blue Ridge Real Estate Company and SystemOne Technologies, Inc. Mr. Biddelman has served on numerous boards of both public and private companies. Mr. Biddelman holds a BS from Lehigh University, a JD from Columbia Law School and an MBA from Harvard Business School. We believe that Mr. Biddelman's service on the boards of numerous public companies has provided him with valuable experience and insight into the issues faced by such companies which, together with the deep knowledge of our company derived from his long-standing relationship with us, leads us to believe he should serve on our Board.

Samara Braunstein has been a director of Higher One since 2013. Ms. Braunstein is a strategic marketing consultant, and the founder of HudsonView Group Associates, LLC. Prior to that, she was the Founder and Chief Executive Officer of Wellgate Products, LLC, an over-the-counter consumer healthcare products company with distribution nationwide and in Canada through many of the largest retail chains, from 2003 until 2008, when the business was acquired by a strategic buyer. Previously, she was a Director in Interactive Marketing at America Online, Inc. (then a subsidiary of AOL Time Warner Inc.), and held a variety of consumer marketing roles at Warner-Lambert Company and Revlon, Inc. She has also worked in private equity at Golder, Thoma & Cressey, and began her career in Mergers and Acquisitions at The First Boston Corporation. Ms. Braunstein is a member of the Dean's Advisory Committee and the Honors Alumni Council at the University of Michigan. Ms. Braunstein holds a BA in Economics from the University of Michigan. The Company believes that Ms. Braunstein's entrepreneurial experience, her experience in consumer marketing and media, and her finance background will contribute valuable perspective to the Board.

Thomas N. Anderson has been a director since he was appointed in August 2015. Mr. Anderson is CEO of Exeter Finance Corp.  Previously, he was a Partner and Co-Founder of MassBay Capital, LLC from 2010 to 2014.  Prior to founding MassBay Capital, LLC, Mr. Anderson served as President and Chief Executive Officer of EducationDynamics and was the President and Chief Executive Officer of Integrity Interactive Corporation. Previously he held executive management positions at the SLM Corporation (formerly Sallie Mae, Inc.), Upromise, Inc., Capital One Financial Corporation and McKinsey & Company. Mr. Anderson holds a bachelor's degree in mathematics from Dartmouth College and an M.B.A. from Sloan School of Management at Massachusetts Institute of Technology. Mr. Anderson also serves on the boards of Constant Contact and Exeter Finance Corp. We believe that Mr. Anderson should serve on our Board due to the experience in executive management and financial services he has acquired through his service as an executive at numerous financial institutions.

Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Mark Volchek is one of our founders and currently serves as a director on our Board. Mr. Volchek served as our chief executive officer from July 2012 until January 2014 and as our president and chief executive officer from January 2014 until April 2014. Mr. Volchek remained a full-time employee of the Company through May 16, 2014 and thereafter was a part-time employee of the Company through the completion of a transition period which ended on December 31, 2014. From 2002 until May 2012, he served as chairman of our Board, and from 2002 until June 2012, he served as our chief financial officer. From 2000 to 2002, he served as our chief executive officer. Mr. Volchek is a founding officer of the Yale Entrepreneurial Society, a not-for-profit organization that promotes entrepreneurship among Yale students, faculty and alumni and served on its board from 1999 to 2010. From 2007 until 2014, Mr. Volchek was the chairman of the board of the Tweed New Haven Airport Authority. Other past civic roles have included positions on the New Haven Economic Development Commission and the Regional Growth Partnership strategic planning committee. Mr. Volchek holds a BA and an MA in economics from Yale University. Mr. Volchek, having cofounded and led the company as an executive over the course of the last 14 years, brings institutional knowledge to the Board, especially in regard to our finances and strategy, and therefore should serve on our Board.

David Cromwell has been a director of Higher One since 2001. Mr. Cromwell has been an adjunct professor of entrepreneurship at the Yale School of Management since 1996. Prior to that, he worked for 30 years in various positions at JPMorgan & Company in New York and London. From 2000 to 2009, Mr. Cromwell was chairman of the board and co-founder of CE University, Inc., an online provider of continuing education for insurance professionals. He helped found and serves as a faculty advisor to one of our early investors, Sachem Ventures, a student-run venture capital fund at the Yale School of Management. Mr. Cromwell has served as an advisor to numerous venture-backed and growth companies in Connecticut. Mr. Cromwell holds a BA in Economics from Ohio Wesleyan University and an MBA from New York University, Stern School of Business. We believe that Mr. Cromwell should serve on our Board as he brings to it substantial experience as an advisor to companies such as ours.
Lowell Robinson, a director of Higher One since his election at the 2014 Annual Meeting, served as the chief financial officer and chief operating officer of MIVA, Inc., an online advertising network, from August 2007 through March 2009. He joined MIVA in 2006 as chief financial officer and chief administrative officer. He was chief financial officer and chief administrative officer for HotJobs.com and Advo Inc. and held senior financial positions at Citigroup Inc. and Kraft Foods Inc.  In addition, he was special counsel to the president (interim chief financial officer) for NYU/Polytechnic. He also previously served as the president of LWR Advisors. Mr. Robinson is on the board of EVINE Live, Inc.; served on the board of directors of The Jones Group from 2005-2014 where he chaired the audit committee; was on the board of Local.com Corporation from 2011 to 2012; the board of directors of International Wire Group Inc. from 2003-2009 and the board of directors of Independent Wireless One, Diversified Investment Advisors and Edison Schools Inc. He is a member of the Smithsonian Libraries advisory board, the board of the Metropolitan Opera Guild, was on the board of advisors for the University of Wisconsin Business School (2006-2010) and is currently on the Dean's Advisory Board for the Department of Economics. Mr. Robinson earned a Bachelor of Arts in Economics from the University of Wisconsin and a Master of Business Administration from Harvard Business School. We believe Mr. Robinson should serve on our Board due to his vast finance, strategic, operational and governance experience having served as an executive and director of several other publically traded companies.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Title
Christopher Wolf	53	Chief Financial Officer
Casey McGuane	40	Chief Operating Officer
Robert Reach	58	Chief Sales Officer

Christopher Wolf has served as our chief financial officer since March 2013. From 2007 to 2011, Mr. Wolf served as executive vice president and chief financial officer of publicly-traded Acxiom Corporation, where he had full responsibility for leadership of the corporate finance organization of this multinational marketing services and information management company. From 2011 to 2012, he served as executive vice president and chief financial officer of First Advantage Background Services, a privately held talent acquisition enterprise. Over the last two decades, he has held executive and senior advisory positions with Catalina Marketing Corporation and Boulder Brands Inc., among other companies. Mr. Wolf holds a BS in Accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.

Casey McGuane has been our Chief Operating Officer since July 2013. He joined Higher One in 2000 and served as our chief service officer from January 2009 until July 2013. Since July 2009, Mr. McGuane has served as a director of the Connecticut Association of Human Services, a not-for-profit organization in Hartford, Connecticut, and has served as president of the board since July 2013. Mr. McGuane holds a BA in psychology from the University of Rhode Island.

Robert Reach has been our chief sales officer since 2009 and our vice president of sales from 2004 to 2009. He served as the vice president of sales for Metatec Corporation from 1995 to 1997. Additionally, from 2000 to 2001, Mr. Reach served as director of partner relations for HNC Software, an industry leader in credit card fraud prevention and analytic software. Mr. Reach holds a BA in English from Franklin and Marshall College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2015 (unless otherwise indicated) regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our current directors and each director nominee; and

•	all of our current executive officers, directors and each director nominee as a group.
"Beneficial ownership" for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose, including economic interest. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. For purposes of the calculations in the table below, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or settlement of restricted stock units held by the respective person which may be exercised within 60 days after March 15, 2015. For purposes of calculating each person's percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 15, 2015 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
Applicable percentage ownership is based on 47,669,440 shares of common stock outstanding on March 15, 2015.

	Shares of Common Stock Beneficially Owned as of March 15, 2015
Name and Address of Beneficial Owner(1) 5% Stockholders	Number(2)		Percentage
Lightyear Capital	6,736,554	(3)	14.4%
Wellington Management Group LLP	4,354,238	(4)	9.1%
Deccan Value Investors L.P.	4,441,730	(5)	9.3%
Named Executive Officers, Directors and Director Nominees
Marc Sheinbaum	583,973	(6)	1.2%
Mark Volchek	1,997,666	(7)	4.2%
Christopher Wolf	293,189	(8)	*
Casey McGuane	381,646	(9)	*
Robert Reach	314,240	(10)	*
Thomas Anderson	88,039	(11)	*
Paul Biddelman	163,567	(12)	*
Samara Braunstein	87,419	(13)	*
David Cromwell	197,840	(14)	*
Robert Hartheimer	113,767	(15)	*
Miles Lasater	1,719,687	(16)	3.6%
Patrick McFadden	172,930	(17)	*
Lowell Robinson	87,738	(18)	*
Michael E. Collins (Director Nominee)	0
Sheldon Goldfarb (Director Nominee)	0
All current executive officers and directors as a group (13 person)	6,201,701	(6)-(18)	12.7%

* Less than one percent (1%)

(1)
The addresses for the listed beneficial owners are as follows: for Lightyear Capital, 9 West 57th Street, 31st Floor, New York, New York 10019; for Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210; for Deccan Value Investors, L.P. One Fawcett Plance, Greenwich, CT 06830; and for each director and executive officer, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

(2)	Includes options held by each shareholder, if any, that are currently exercisable or will become exercisable within 60 days of March 15, 2015.
(3)
Reference is hereby made to the Schedule 13G/A filed by Lightyear Fund II, L.P. ("Lightyear Fund II") filed on February 2, 2015 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Includes 6,700,859 shares of common stock directly held by Lightyear Fund II and 35,695 shares of common stock held by Lightyear Co-Invest Partnership II, L.P. ("Lightyear Co-Invest II"). As the general partner of Lightyear Fund II, Lightyear Fund II GP, L.P. ("Lightyear Fund II GP") may be deemed to share voting and/or dispositive power over such securities. As the general partner of Lightyear Fund II GP and Lightyear Co-Invest II, Lightyear Fund II GP Holdings, LLC ("Lightyear Fund II GP Holdings") may also be deemed to share voting and/or dispositive power over such securities. However, each of Lightyear Fund II GP and Lightyear Fund II GP Holdings disclaims beneficial ownership of the shares held by Lightyear Fund II and Lightyear Co-Invest.  The managing member of Lightyear Fund II GP Holdings, LLC is LY Holdings, LLC, and Mr. Mark Vassallo is the managing member of LY Holdings, LLC. LY Holdings, LLC and Mr. Vassallo have separately filed a Schedule 13D reporting their beneficial ownership of shares of common stock, including beneficial ownership over the shares of common stock held by Lightyear Fund II and Lightyear Co-Invest II, which filing shall not be deemed an admission that either Mr. Vassallo or LY Holdings, LLC is the beneficial owner of such securities.

(4)
Reference is hereby made to the Schedule 13G/A filed by Wellington Management Group filed on February 12, 2015 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Wellington Management Group LLP's beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 15, 2015.

(5)
Reference is hereby made to the Schedule 13G/A filed by Deccan Value Investors L.P. on February 13, 2015 for information about the number of shares held by such reporting person and the nature of its beneficial ownership. Deccan Value Investors L.P.'s beneficial ownership percentage was calculated using the total number of shares of common stock outstanding as of March 15, 2015.

(6)
Includes 253,204 shares of common stock, 83,332 options to purchase common stock exercisable within 60 days after March 15, 2015 and 247,437 restricted stock units, each of which represents the right to receive one share of common stock shares upon vesting and.

(7)
Includes 1,876,137 shares of common stock, 96,273 options to purchase common stock exercisable within 60 days after March 15, 2015 and 25,256 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause.

(8)	Includes 60,997 shares of common stock and 232,192 restricted stock units, each of which represents the right to receive one share of common stock shares upon vesting.
(9)
Includes 41,875 shares of common stock, 197,858 options to purchase common stock exercisable within 60 days after March 15, 2015 and 141,913 restricted stock units, each of which represents the right to receive one share of common stock shares upon vesting.

(10)
Includes 13,276 shares of common stock, 168,037 options to purchase common stock exercisable within 60 days after March 15, 2015 and 132,927 restricted stock units, each of which represents the right to receive one share of common stock shares upon vesting.

(11)
Includes 66,766 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 21,273 options to purchase common stock exercisable within 60 days after March 15, 2015.

(12)
Includes 40,090 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 123,477 options to purchase common stock exercisable within 60 days after March 15, 2015.

(13)
Includes 35,100 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 52,319 options to purchase common stock exercisable within 60 days after March 1, 2015.

(14)
Includes 34,273 shares of common stock held by Hillhouse Advisors, Inc., 28,800 options to purchase common stock exercisable within 60 days after March 15, 2015 held by Sachem Ventures, LLC, 94,677 options to purchase common stock exercisable within 60 days after March 15, 2015 held by David Cromwell and 40,090 restricted stock units held by David Cromwell, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause. David Cromwell is the president of Hillhouse Advisors, Inc., which is the Managing Member of Sachem Ventures, LLC, and Mr. Cromwell controls the voting of shares held by Sachem Ventures, LLC and by Hillhouse Advisors, Inc. Mr. Cromwell may be deemed to be the beneficial owner of shares owned by Sachem Ventures, LLC. and Hillhouse Advisors, Inc.  Mr. Cromwell disclaims beneficial ownership of any securities owned by Sachem Ventures, LLC and Hillhouse Advisors, Inc.

(15)
Includes 40,090 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 73,677 options to purchase common stock exercisable within 60 days after March 15, 2015.

(16)
Includes 1,051,484 shares of common stock held by Miles Lasater, 154,674 shares of common stock held by the Miles Hanson Lasater 2009 GRAT, 196,000 shares of common stock held by the Miles Lasater 2012 Spray Trust, 196,000 shares of common stock held by the Glyn Elizabeth Lasater 2012 Spray Trust, 96,273 options to purchase common stock exercisable within 60 days after March 15, 2014 held by Miles Lasater and 25,256 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause. Miles Lasater is married to Glyn Elizabeth Lasater, who is the trustee of the Miles Hanson Lasater 2009 GRAT. Mr. Lasater may be deemed to be the beneficial owner of shares owned by the Miles Hanson Lasater 2009 GRAT, the Miles Lasater 2012 Spray Trust and the Glyn Elizabeth Lasater 2012 Spray Trust. Mr. Lasater disclaims beneficial ownership of any securities owned by the Miles Hanson Lasater 2009 GRAT, the Miles Lasater 2012 Spray Trust and the Glyn Elizabeth Lasater 2012 Spray Trust, except to the extent of his pecuniary interest therein.

(17)
Includes 40,090 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 132,840 options to purchase common stock exercisable within 60 days after March 15, 2015.

(18)
Includes 66,465 restricted stock units, each of which represents the right to receive one share of common stock at the time of termination from the Board other than for cause and 21,273 options to purchase common stock exercisable within 60 days after March 15, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that during the year ended December 31, 2014 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis.

Committees of the Board of Directors

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee

The audit committee of our Board, which consists of Messrs. Robinson (chair as of February 6, 2015), McFadden (chair through February 5, 2015), Biddelman and Hartheimer, assists our Board in overseeing the preparation of our financial statements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Each of the members of the audit committee qualifies as an "audit committee financial expert" as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All of the members of the audit committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the audit committee charter is available on the Company's website at http://ir.higherone.com/.

Compensation Committee

The compensation committee of our Board consists of Ms. Braunstein (chair) and Messrs. Biddelman, Cromwell and McFadden. All of the members of the compensation committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, equity-based or other compensation plans, policies and programs. The compensation committee reviewed the Compensation Discussion and Analysis and recommended its inclusion in the amendment to the Company's annual report on Form 10-K and the Company's proxy statement. A copy of the compensation committee charter is available on the Company's website at http://ir.higherone.com/.

Risk and Compliance Committee

The risk and compliance committee of our Board was formed on October 30, 2014 and consists of Messrs. Hartheimer (chair), Robinson and Anderson. All of the members of the risk and compliance committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. Copies of the risk and compliance committee charter and the Company's corporate governance guidelines are available on the Company's website at http://ir.higherone.com/.

The risk and compliance committee assists the Board of Directors in fulfilling its oversight responsibility relating to the Company's enterprise risk management governance and practices, the Company's compliance with laws and regulations that affect the Company's business, the Company's compliance with provisions of its agreements with banking partners concerning banking-related law compliance, the Company's actions in response to any formal or informal enforcement actions issued by any bank supervisory agency or other government agency and the Company's cybersecurity.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Messrs. Biddelman (chair), Cromwell and Ms. Braunstein. All of the members of the nominating and corporate governance committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. Copies of the nominating and corporate governance committee charter and the Company's corporate governance guidelines are available on the Company's website at http://ir.higherone.com/.

The nominating and corporate governance committee assists our Board in implementing sound corporate governance principles and practices. Our nominating and corporate governance committee identifies individuals qualified to become Board members and recommends to our Board the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board.

      We have no formal policy regarding Board diversity. Our nominating and corporate governance committee and Board may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity. Our nominating and corporate governance committee's and Board's priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members and the person's strength of character and judgment, professional and personal experiences and expertise relevant to our business strategy.

The nominating and corporate governance committee reviews the qualifications of any candidate recommended by shareholders of the Company when seeking to fill positions on the Board. As a shareholder, you may recommend a person for consideration as a nominee for director by writing to the nominating and corporate governance committee of the Board, c/o Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. Recommendations must include the name and address of the shareholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending shareholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the nominating and corporate governance committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending shareholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Leadership Structure

The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors is independent. Mr. Biddelman currently serves as chairman of the Board. The Board believes that this leadership structure is appropriate given that the size of the Board permits regular communication among all of the independent directors, and between the independent directors and the Company's senior management. As the chairman of the Board, Mr. Biddelman acts as the principal interface between the Company's independent directors and senior management and presides over Board meetings, meetings of non-management and independent directors, or meetings held in executive session. Our Board believes that the current Board leadership structure is best for the Company and its stockholders at this time.

Role of the Board of Directors in Risk Oversight

The primary function of our Board is oversight, which includes defining and enforcing standards of accountability that enable senior management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, the following are the primary responsibilities of the Board: reviewing the Company's strategic plans and objectives, including, among other considerations, the principal risk exposures of the Company; evaluating the performance of the Company and its senior management, which includes (i) overseeing the conduct of the Company's business to evaluate whether it is being effectively managed, and (ii) selecting, regularly evaluating and planning for the succession of the president and chief executive officer and other members of senior management as the Board deems appropriate, including fixing the compensation of such individuals; providing advice and counsel to the president and chief executive officer and other senior management of the Company; overseeing compliance by the Company with applicable laws and regulations; monitoring the Company's accounting and financial reporting practices and reviewing the Company's financial and other controls; and overseeing management with a goal of ensuring that the assets of the Company are safeguarded through the maintenance of appropriate accounting, financial and other controls.

The audit committee, which is comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the Company's financial reporting internal control system (including the implementation and effectiveness of internal control over financial reporting); (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company's financial statements, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements; (v) the implementation and effectiveness of the Company's disclosure controls and procedures; (vi) the evaluation of enterprise risk issues; and (vii) the fulfillment of the other responsibilities set out in the audit committee's charter.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements included within the annual report on Form 10-K with management. The audit committee has discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 as amended. The audit committee has received the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing review and discussion, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2014.

Lowell Robinson (Chair)
Paul Biddelman
Robert Hartheimer
Patrick McFadden

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met 20 times during the last fiscal year, and the non-management and independent directors met in executive session 6 times. During the last fiscal year, the audit committee of the Board met 15 times; the compensation committee of the Board met 12 times; and the nominating and corporate governance committee of the Board met 6 times; and the newly formed risk and compliance committee met 2 times. During 2014, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served and was eligible to attend.

We encourage all of our directors and nominees for director to attend our Annual Meeting. All but two directors attended the Annual Meeting held on June 11, 2014.

Code of Ethics

We have adopted a written code of ethics, which we refer to as our Code of Business Conduct, that applies to directors, executive officers and all employees of the Company, including our principal executive officer and principal financial officer. The Code of Business Conduct is posted on our website at http://ir.higherone.com. Any updates or amendments to the Code of Business Conduct, and any waiver that applies to a director or executive officer, will also be posted on the website.

Stockholder and Interested Party Communications with the Board of Directors

Should stockholders or other interested parties wish to communicate with the Board or any specified individual directors, such correspondence should be sent to Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. The Company's General Counsel and Secretary will forward the communication to the Board members.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2014 and 2013 and the aggregate fees paid or accrued for audit-related services and all other services rendered by PricewaterhouseCoopers LLP for fiscal years 2014 and 2013 (in thousands of dollars).

	Fiscal Year 2014	Fiscal Year 2013
Audit fees	$1,076	$927
Audit-related fees	186	476
Tax fees	74	112
All other fees	2	2
Total	$1,338	$1,517

The category of "Audit fees" includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC.

The category of "Audit-related fees" includes compliance audits, internal control evaluations and services associated with acquired businesses.

The category of "Tax fees" includes fees for tax compliance, tax advice and tax planning services.

The category of "All other fees" includes the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP.

All above audit services, audit-related services and tax services were pre-approved by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The audit committee's outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by our "named executive officers," who consist of each person who served as our principal executive officer and principal financial officer during fiscal year 2014, and the three other most highly compensated executive officers at the end of fiscal year 2014. For fiscal year 2014, our named executive officers were:

•	Marc Sheinbaum, President and Chief Executive Officer as of April 16, 2014

•	Mark Volchek, Chief Executive Officer through April 15, 2014

•	Christopher Wolf, Chief Financial Officer

•	Casey McGuane, Chief Operating Officer

•	Robert Reach, Chief Sales Officer
Effective April 16, 2014, Mr. Volchek no longer serves as the Company's President and Chief Executive Officer due to the appointment of Marc Sheinbaum to that role and subsequently left the Company on December 31, 2014.

      When designing our executive compensation program each year, we strive to implement good corporate governance practices and align executive interests with those of our shareholders. Our compensation program in fiscal year 2014 reflects our belief that executive compensation should be incentive-driven, and thus contains a mix of short-term and long-term incentives to appropriately motivate our executives. Consistent with our "pay-for-performance" philosophy, we also believe that a portion of executive pay should be performance-based. Our executive compensation practices reflect this philosophy in the following ways:

•
Our short-term annual cash bonus plan is based on individual and Company performance. If actual performance for the adjusted EPS measure does not meet the threshold specified, no amount is earned.  If actual performance does not meet the threshold specified for the other performance measures, no amount will be earned with respect to such measure.

•	Our long-term equity plan allows us to grant a variety of incentive awards, including options, stock appreciation rights, restricted stock, restricted stock units and other stock awards.

•
Except for a severance protection agreement with Mr. Wolf and an employment agreement with Mr. Sheinbaum (please see "Employment and Severance Protection Arrangements" below), we do not maintain severance or change in control agreements with our executive officers, and the change in control provisions under our Amended and Restated 2010 Equity Incentive Plan which provide for accelerated vesting of equity awards are currently double-trigger (other than the performance-based options granted in 2013 discussed below, which provide that any portion of the performance-based option that remains eligible to be earned following the date of the change in control will become exercisable immediately prior to the consummation of the change in control, and any portion of the performance-based option that was not earned prior to the consummation of the change in control will expire).

•	Our named executive officers are not entitled to any executive perquisites, tax gross-up payments or supplemental pensions.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide a base salary that is competitive among comparable companies but to focus primarily on rewarding positive performance that encourages our named executive officers to grow the Company. As a result, our executive compensation program emphasizes incentive compensation over guaranteed base salaries. We have offered a mix of short-term and long-term incentives consisting of cash bonuses, stock options and restricted stock in order to motivate achievement of the Company's annual business plan and creation of long-term stockholder value. Our named executive officers earn an annual cash bonus based on Company performance. They also receive equity awards along with other key employees. Our named executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company. We believe that our compensation program should remain focused on the essentials necessary to retain and reward our experienced named executive officers and to attract others to the Company as needed.

We held a non-binding advisory vote on our executive compensation program (commonly referred to as the "say on pay" vote) at our annual meeting held on June 11, 2014. Our 2014 say on pay proposal received substantial majority support from stockholders. We interpreted this stockholder support as an acknowledgment that our executive compensation program and practices are reasonable and well-aligned with stockholder expectations and, taking such support into consideration, have maintained our compensation structure in 2015. At our 2011 annual meeting, our stockholders voted in favor of the proposal to hold say on pay votes every three years and the Board adopted the proposal. Our next say on pay vote will be held at our annual meeting of stockholders in 2017. In the future, we will continue to consider the outcome of our triennial say on pay votes when making compensation decisions regarding our named executive officers.

Role of the Compensation Committee

The compensation committee has the responsibility of evaluating, reviewing and approving the compensation plans, policies and programs of the Company, and ensuring that such plans, policies and programs provide appropriate incentives to recruit, motivate and retain employees.

The compensation committee meets from December through March in order to review the compensation from the prior year and set its compensation policy for the coming year. During these meetings, the compensation committee reviews and approves the compensation of named executive officers, including base salary, annual incentive bonus and equity compensation.

During this period, the committee confers with our president and chief executive officer to establish annual goals for him and the other named executive officers. The president and chief executive officer discusses the specific accomplishments of the executive team during the prior year, as well as the team's business development plans for the upcoming year, which the committee uses to help it set the annual targets for the named executive officers' bonus opportunities. The president and chief executive officer also provides relevant information to the committee regarding specific challenges or opportunities facing the executive team in the upcoming year, such as changes in the Company's business development plan, anticipated hiring of new employees and retention of current employees, and exploration of new avenues of business growth. The committee also obtains self-evaluations from the other named executive officers. The committee meets in executive session without the presence of the named executive officers in order to evaluate the officers' performance with respect to the goals set by the committee, market compensation data, and our performance and shareholder return during the year.

Since the Company's initial public offering in 2010, the compensation committee has engaged Steven Hall & Partners to assist the committee in examining our compensation levels and structures in the context of other similar public companies and in designing a program that properly compensates and motivates the executive team in light of the Company's circumstances. The compensation committee has continued to work with Steven Hall & Partners in benchmarking executive and director compensation and setting compensation levels.

Steven Hall & Partners does not have any relationship or arrangement with the Company other than its engagement as a consultant to the compensation committee.

Compensation Benchmarking and Peer Group

      For 2014 compensation, the compensation committee engaged Steven Hall & Partners to perform a study regarding executive compensation programs at comparative companies. The comparative information provided by Steven Hall & Partners was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. The study benchmarked compensation against the Company's peer group. The process utilized by Steven Hall & Partners in determining the peer group was consistent with the process utilized in 2013 and included the following: identification of companies in the business services, financial transaction and/or technology industries; review of potential peers within the Company's SIC code; review of companies in the identified industries and SIC codes that recently went public; and "peers of peers" analysis. These potential peers were then narrowed down based upon business description and through a review of 1-, 3- and 5- year revenue growth, adjusted EBITDA, net income and market cap. Two comparators (Netspend Holdings, Inc. and TNS, Inc) from the 2013 peer group were removed due to their acquisition, otherwise there were no adjustments to the composition of the peer group in 2014. The 2014 peer group consisted of the following twelve companies:

• Blackbaud, Inc. • Bottomline Technologies, Inc. • Cardtronics, Inc. • Ebix, Inc.	• Exlservice Holdings, Inc. • Financial Engines, Inc. • FleetCor Technologies, Inc. • Green Dot Corporation	• Heartland Payment Systems, Inc. • Moneygram International, Inc. • NIC, Inc. • WEX, Inc.

The compensation committee discussed the report with Steven Hall & Partners and used the data contained therein as an aid in setting 2014 executive compensation. The peer group going forward is subject to alteration.

Elements of Compensation

        Our executive compensation program for 2014, as set by the compensation committee, consisted of the following components:

•	Base salary;

•	Annual cash incentive awards linked to Company performance;

•	Long-term equity-based compensation in the form of stock options, restricted shares of common stock and restricted stock units; and

•	Company-wide employee welfare and retirement benefits.

Base Salary

We pay an annual base salary to our named executive officers in order to provide them with a fixed rate of cash compensation during the year. The compensation committee conducts an annual review of each named executive officer regarding his performance and salary, and considers whether the amount of that salary is appropriate. Since our initial public offering in 2010, the committee has determined the named executive officers' base salaries primarily by reviewing the comparable data presented in Steven Hall & Partners' report and discussing such data with Steven Hall & Partners. The committee has also considered each executive's responsibilities, prior performance and other discretionary factors, such as the executive's business planning and development, identification of areas for Company growth, management style and effectiveness, ability to motivate and set appropriate goals for the Company's workforce, ability to cultivate and retain a productive workforce, and ability to work effectively with outside professionals and consultants.

For fiscal year 2014, the compensation committee reviewed the data prepared by Steven Hall & Partners and in light of Mr. McGuane's promotion to Chief Operating Officer and Mr. Wolf's and Mr. Reach's contributions to the Company, the compensation committee determined that the following upward adjustments should be made: Mr. McGuane's salary increased from $300,000 to $360,000, Mr. Wolf's salary increased from $375,000 to $390,000 and Mr. Reach's salary increased from $300,000 to $325,000.  When Mr. Sheinbaum was appointed as chief executive officer in April 2014, the compensation committee determined that he would receive a base salary of $550,000.

Annual Bonus

We pay our named executive officers an annual bonus as an incentive to achieve the short-term goals of the Company as reflected in its annual business plan. All of our named executive officers are eligible to receive an annual cash bonus based on the achievement of certain pre-determined targets set by the compensation committee, which, in addition to its own analysis, utilizes Steven Hall & Partners' peer group data.

At its meeting in March 2014, and upon the hiring of Marc Sheinbaum as our president and chief executive officer, the compensation committee established the following individual targets and maximum bonus opportunities as a percent of base salaries:

	Target	Maximum Opportunity
Marc Sheinbaum	100%	200%
Mark Volchek	N/A	N/A
Christopher Wolf	70%	175%
Casey McGuane	70%	175%
Robert Reach(1)	15%	37.5%

(1)	Mr. Reach also received commissions for sales of the Company's products and services during 2014.

The measures, targets and weightings were set under the Short Term Incentive Plan as follows:

Performance Criteria	Weighting	Threshold	Target	Maximum
Total Revenue	37.5%	$219 million	$234 million	$244 million
Adjusted EPS(1)	37.5%	$0.61	$0.67	$0.71
Management Objectives(2)	25%	(2)	(2)	(2)

(1)
Adjusted EPS is computed by dividing the Company's adjusted net income by the Company's weighted average shares outstanding for the period. We prepare adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. For example, during the year ended December 31, 2014, the Company defined adjusted net income as net income, adjusted to eliminate (a) stock-based compensation expense related to incentive stock option grants and (b) after giving effect to tax adjustments, (i) stock-based compensation expense related to non-qualified stock option grants, (ii) the receipt of a settlement amount from Sallie Mae, Inc. in 2014 related to our Campus Solutions acquisition and a related charge recorded after the receipt of the settlement amount, (iii) the allowance for customer restitution recorded in 2014 and (iv) amortization expenses related to acquired intangible assets and financing costs. Adjusted EPS should not be considered as an alternative to diluted earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. The Company's adjusted EPS may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such a measure in the same manner as we do.

(2)
The 2014 management objectives included (i) completing certain acquisition integration activities; (ii) increasing consumer activity; (iii) strengthening compliance; (iv) achieving a high renewal rate and selling more of our products and services to higher education institutions; and (v) deepening employee satisfaction. The threshold was to achieve one of the five management objectives, the target was to achieve three of the five management objectives and the maximum was to achieve all five management objectives.

 For each performance measure, if actual performance did not meet the threshold for such performance measure, no amount was earned in respect of such measure. To the extent actual performance exceeded the threshold, the portion of the target bonus attributable to such performance measure (based upon the weighting given to such measure) was determined by interpolation between threshold and target levels and target and maximum levels, respectively. The final individual bonuses were subject to adjustment at the discretion of the compensation committee.

      In February 2015, the compensation committee reviewed the Company's performance for the fiscal year ended 2014 against the performance measures, targets and weighting that were set under the Short Term Incentive Plan. The committee determined that the threshold Adjusted EPS amount of $0.61 was not met and therefore, no cash bonuses were awarded to the named executive officers despite the fact that the Total Revenue and Management Objectives measures were in between the threshold and target levels. The Company's Adjusted EPS in 2014 was $0.59 and the Company's Total Revenue in 2014 was $228.9 million. However, Marc Sheinbaum was awarded a cash bonus for 2014 of $550,000 pursuant to his employment agreement (see the "Employment and Severance Protection Arrangements" section below).

Equity-Based and Other Long-Term Compensation

Our compensation committee believes that equity-based compensation is an important component of our executive compensation program, based on its own analysis and the study provided by Steven Hall & Partners, and that providing equity-based awards to our named executive officers aligns the incentives of our executives with the long-term interests of our shareholders and with our long-term corporate success and provides our executives with a powerful retention incentive. Our compensation committee may also grant long-term cash compensation in its discretion for retention and other purposes as it deems necessary or desirable for the Company.

Generally, each named executive officer has received a stock option grant when he joined the Company, and has then received periodic awards thereafter in the discretion of the compensation committee and Board. Until 2010, awards were made under the 2000 Stock Option Plan with varying vesting schedules ranging from one to five years, as set out in the respective stock option agreements. Stock option grants have typically been split between incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options.

The 2000 Stock Option Plan terminated by its terms in April 2010. The Company adopted the 2010 Equity Incentive Plan on March 26, 2010, which was amended and restated at our 2013 annual meeting. Since the Company's initial public offering, it has been the practice of the compensation committee to make annual equity grants at its first meeting following the release of the Company's year-end financial results. In accordance with this practice, in February 2014, the compensation committee made annual grants under the 2010 Equity Incentive Plan to Messrs. Wolf, McGuane and Reach, each receiving 10,997 restricted shares of common stock. .

Separately, in August 2014, due to a loss of key employees, the risk of further key employees leaving the Company, the Company's need to retain such employees and a recognition of the length of time it would take to fill positions if such key employees did leave the Company, the compensation committee awarded retention bonuses in the form of restricted stock units and cash, to certain of our named executive officers. The restricted stock units were granted on the first Friday following the Company's filing of its second quarter 2014 Form 10-Q (with the number of shares being valued based on the average of the previous day's high and low trading prices, in accordance with the Amended and Restated 2010 Equity Incentive Plan). Mr. Wolf received 100,128 restricted stock units having a value of $390,000; Mr. McGuane received 92,426 restricted stock units having a value of $360,000; and Mr. Reach received 83,440 restricted stock units having a value of $325,000. The restricted stock units granted to each executive will vest 50% on March 31, 2016 and 50% on March 31, 2017. The cash bonuses were awarded as follows: Mr. Wolf was awarded $327,600; Mr. McGuane was awarded $302,400; and Mr. Reach was awarded $90,000.  The cash awards will vest 50% on March 31, 2015 and 50% on October 31, 2015.

As fully described in last year's Compensation Discussion and Analysis, in 2013, the compensation committee awarded to the named executive officers a one-time special grant of options to be earned based on growth in the Company's earnings over fiscal year 2014, 2015 and 2016. The performance-based option pool is divided among the named executive officers as follows: Mr. Volchek; 525,000; Mr. McGuane: 300,000; and Messrs. Reach and Wolf: 150,000 each.  No performance-based options were earned for 2014 because performance levels were, under the terms of the option, not met for 2014 as Adjusted EBITDA for 2014 did not increase by 10% or more over the Adjusted EBITDA for 2013. Additionally, it should be noted that Mr. Volchek forfeited his performance based options on December 31, 2014 when he left the employ of the Company (see "Employment and Severance Protection Arrangements" section below).

Upon a change in control of the Company, any portion of the performance-based option that remains eligible to be earned following the date of the change in control will become exercisable immediately prior to the consummation of the change in control, and any portion of the performance-based option that was not earned prior to the consummation of the change in control will expire. Any unvested performance-based options expire upon the date of the holder's termination of employment for any reason, and vested performance-based options expire upon the earlier of (i) three months after the holder's termination of employment other than for Cause (as defined in the grant agreement ), death or disability, (ii) one year after the holder's termination of employment by reason of death or disability, (iii) the commencement of business on the date the holder's employment is, or is deemed to have been, terminated for Cause, or (iv) the tenth anniversary of the grant date.

"Adjusted EBITDA" shall be based on the audited financial statements of the Company for the applicable fiscal year and determined in the same manner as set forth in the Company's earnings release reconciliation contained in the Form 8-K filed on February 12, 2013, excluding the effect of: (i) restructurings, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable fiscal year, (ii) the cumulative effects of tax or accounting changes, each in accordance with generally accepted accounting principles, (iii) foreign exchange gains or losses, (iv) stock-based compensation, (v) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, or non-cash interest expense or (vi) litigation or claim judgments or settlements.

                  In connection with his appointment as chief financial officer, on March 8, 2013, Mr. Wolf was granted 50,000 restricted shares of common stock, which shares vest in equal installments over four years subject to his continued employment through the applicable vesting date.

Employment and Severance Protection Arrangements

We have not historically had any employment agreements with our named executive officers; however, in January 2014, the Company entered into an employment agreement with Miles Lasater and a severance protection agreement with Christopher Wolf, and in April 2014 the Company entered into an employment agreement with Marc Sheinbaum and Mark Volchek.

On April 11, 2014, the Board of Directors appointed Marc Sheinbaum as the Company's Chief Executive Officer and as a member of the Company's Board, effective April 16, 2014.  On April 16, 2014, the Company also entered into an employment agreement with Marc Sheinbaum to become Chief Executive Officer and a member of the Board.  The employment agreement may be terminated (i) upon Mr. Sheinbaum's death or disability, (ii) by the Company for Cause (as defined in the agreement), (iii) by the Company without Cause, (iv) by Mr. Sheinbaum for Good Reason (as defined in the agreement) or (v) by Mr. Sheinbaum upon 30 days' notice. The Company or Mr. Sheinbaum may choose not to renew the agreement by providing a notice of non-renewal at least 3 months before the end of an Employment Period.  The employment agreement has a three-year term with automatic one-year extensions.

Pursuant to the employment agreement, Mr. Sheinbaum will receive a base salary of $550,000 per annum, subject to annual review and possible increase as determined by the Compensation Committee of the Board of Directors. During each year of the employment agreement, Mr. Sheinbaum will be eligible to receive an annual bonus with targeted payout ranging between 100% and 200% of his then-current base salary.  For fiscal year 2014, Mr. Sheinbaum will receive a guaranteed bonus of no less than $550,000.  Mr. Sheinbaum is eligible to participate in the Company's equity and equity-based incentive plans and programs, and he and his eligible dependents are entitled to participate in all employee benefit plans, programs and policies of the Company.  Mr. Sheinbaum also received a one-time sign-on award of 250,000 options and 125,000 shares of restricted stock.  In addition, in consideration of Mr. Sheinbaum's forfeiture of equity awards of a prior employer held by him as a result of his employment with the Company, he received a make-whole award of 128,204 shares of restricted stock and $416,675 in cash. Each of the foregoing awards vests pro rata on each of the first, second and third anniversary of the grant date and are subject to the terms and conditions of the Company's Amended and Restated 2010 Equity Incentive Plan and their respective grant agreements.  If Mr. Sheinbaum's employment is terminated by the Company without Cause or he terminates his employment for Good Reason (other than within the 24-month period following a Change in Control of the Company), he will be entitled to (i) a lump sum cash payment equal to one and one half times (1.5x) the sum of his base salary and target annual bonus and (ii) up to 18 months of medical and life insurance benefits which shall cease upon his eligibility to receive health insurance benefits from a subsequent employer.  In addition, all outstanding equity awards will continue to vest on the anniversary dates of the grant in accordance with the terms of their respective grant agreements and options held by him will remain exercisable for one year post-termination or one year after their vesting date, as applicable.  If Mr. Sheinbaum's employment is terminated by the Company without Cause or by him for Good Reason, each within the 24-month period following a Change in Control of the Company (a "CIC Termination"), the severance payment will be two times (2x) the sum of his base salary and target annual bonus and 24 months of continued insurance coverage.  In the case of a CIC Termination, or upon Mr. Sheinbaum's termination due to death, disability or retirement, all outstanding equity awards will immediately vest and any options held by him will remain exercisable for one year or, in the case of a CIC Termination or Mr. Sheinbaum's retirement, until the expiration date of the option. In the case of a termination by the Company for Cause or by Mr. Sheinbaum voluntarily (other than for Good Reason or retirement), all unvested equity awards are forfeited and vested awards remain exercisable for 30 days (if for Cause) or 90 days (if voluntarily).  All such severance payments and benefits are conditioned on Mr. Sheinbaum's execution of a release of claims in favor of the Company and compliance with the restrictive covenants as provided in the employment agreement.

Pursuant to the employment agreement with Mr. Volchek, Mr. Volchek continued to be employed by us on a full-time basis through May 16, 2014, and after that date, he was employed by us on a part-time basis until December 31, 2014. During his part-time employment, Mr. Volchek was required to provide services to us for at least 25% of a full-time basis. Under his employment agreement, Mr. Volchek's base salary while serving as a full-time employee was the same as the base salary he received while serving as President and Chief Executive Officer, and his salary while serving as a part-time employee was $11,544.05 per month.  In addition, Mr. Volchek was eligible to receive an annual performance bonus, the terms and conditions of which were to be determined by our Board of Directors. Under the agreement, Mr. Volchek's outstanding equity awards continued to vest during his part-time employment with us in accordance with the terms of the underlying equity award agreements and our equity incentive plans. No outstanding equity awards were accelerated due to Mr. Volchek's departure on December 31, 2014 and the performance options awarded in 2013 were forfeited on the same date.

Pursuant to the employment agreement with Mr. Lasater, Mr. Lasater was employed by the Company on a part-time basis until such agreement was mutually terminated on December 31, 2014.  Mr. Lasater was required to provide services to the Company and its subsidiaries for at least four working days per month. Mr. Lasater's base salary under the Employment Agreement was $11,544.05 per month and he was eligible to receive an annual performance bonus, the terms and conditions of which would be determined by the compensation committee. The employment agreement also provided that Mr. Lasater's outstanding equity awards would continue to vest during his part-time employment with the Company in accordance with the terms of the underlying equity award agreements and the Company's equity incentive plans.  No outstanding equity awards were accelerated due to Mr. Lasater's departure on December 31, 2014 and the performance options awarded in 2013 were forfeited on the same date.

Pursuant to the severance protection agreement with Mr. Wolf, in the event that Mr. Wolf's employment is terminated by the Company without Cause or by Mr. Wolf for Good Reason (as such terms are defined in the severance protection agreement), in each case within the 24 month period following either (i) the occurrence of a Change of Control (as defined in the severance protection agreement), or (ii) the appointment of a chief executive officer other than Mr. Volchek, in each case occurring after January 14, 2014, Mr. Wolf will be entitled to receive a severance payment in an amount equal to one year of his then-current base salary plus a prorated amount of his annual bonus. The severance payment is subject to Mr. Wolf's execution of a general release and waiver of claims against the Company and his continuing compliance with the restrictive covenants set forth in the severance protection agreement. Additionally, on April 20, 2015, Mr. Wolf's severance protection agreement was amended and restated. Under the amended and restated severance protection agreement, all of Mr. Wolf's unvested options to purchase shares of common stock of the Company, all of his unvested restricted common stock of the Company and all of his unvested restricted stock units of the Company shall immediately become exercisable or vest, as applicable, as of the date of a Change of Control and be settled in accordance with the terms of the respective option agreements, restricted stock and restricted stock unit grant agreements provided that he is continuously employed at Company, or one of its subsidiaries, through the date of such Change of Control.  Each option shall continue to have the expiration date as set forth in its respective option grant agreement.

Additionally, in connection with Mr. Wolf's appointment as chief financial officer in February 2013, the Company entered into an employment offer letter with him. Under the terms of the letter, Mr. Wolf received an annual base salary of $375,000 and a target bonus of $175,000, which was to be earned based on the achievement of annual performance targets to be established by the compensation committee and described above. Additionally, on March 8, 2013, he was granted (i) 150,000 performance-based stock options, as described above, and (ii) 50,000 shares of restricted stock, which shares vest in equal annual installments over four years. Each award is subject to Mr. Wolf's continued employment through the applicable vesting date. Mr. Wolf also received a $10,000 relocation bonus.

Employee Welfare and Retirement Benefits

We provide the following benefits, among others, to our named executive officers on the same basis as all other eligible employees of the Company:

•	Health insurance;

•	Paid time off and paid holidays;

•	Life insurance;

•	Short-term and long-term disability insurance; and

•	401(k) plan with Company matching contributions of 4%.

We believe these benefits are generally consistent with those offered by our peer group companies.

Perquisites

Our named executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company.

Severance and Change in Control Agreements

Other than as described under "Employment and Severance Protection Agreements" above, we do not have any severance or change in control agreements with our named executive officers.

Risk Assessment

In 2014, our compensation committee determined that none of our compensation policies and programs creates a risk that is reasonably likely to have a material adverse effect on the Company.

Policy on Code Section 162(m)

Section 162(m) denies publicly-held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company's stockholders. With the exception of the discretionary bonuses paid in 2012, since our initial public offering, we have generally structured our bonus and equity-based incentive programs so that they would meet the requirements for performance-based compensation under Section 162(m), although they were not subject to such requirements by law. Our Amended and Restated 2010 Equity Incentive Plan permits (but does not require) the committee to grant equity awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code. However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Summary Compensation Table

The following table sets forth the compensation paid to or earned during the fiscal years ended December 31, 2014, 2013 and 2012 by (i) each person who served as our principal executive officer during fiscal year 2014, (ii) our principal financial officer during fiscal year 2014, and (iii) our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Marc Sheinbaum	2014	$389,583	$550,000	$1,502,766	$709,070	$—	$—	$3,261,375
Chief Executive Officer as of April 16, 2014
Mark Volchek	2014	237,571	—	—	—	—	10,400	247,971
Chief Financial Officer until June 30, 2012; Chief Executive Officer from June 30, 2012to April 15, 2014	2013	400,000	—	87,500	2,754,675	90,225	10,000	3,342,400
	2012	350,000	58,333	—	275,995	29,167	10,000	723,495

Christopher Wolf	2014	390,000	—	477,976	—	—	10,400	1,027,491
Chief Financial Officer as of March 5, 2013	2013	294,231	—	463,000	787,050	39,502	10,000	1,593,783
Casey McGuane	2014	360,000	—	447,976	—	—	10,400	956,020
Chief Service Officer through May 7, 2013; Chief Operating Officer thereafter	2013	300,000	—	34,379	1,574,100	33,834	10,000	1,952,313
	2012	275,000	22,917	—	134,366	11,458	10,000	453,741

Robert Reach	2014	498,789	—	412,976	—	—	10,400	963,131
Chief Sales Officer	2013	507,321	—	10,310	787,050	10,150	10,000	1,324,831
	2012	474,214	6,875	—	134,366	3,437	10,000	628,892

(1)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards, restricted stock units and option awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The option awards granted to our named executive officers in 2013 are subject to performance conditions. The grant date fair value of these performance-based option awards assume that all options will vest pursuant to the terms of the option agreements.

(2)	The amounts in this column reflect annual cash bonuses earned by our named executive officers as described in the section "Elements of Compensation—Annual Bonus" above.
(3)
The amount shown for each named executive officer other than Mr. Wolf in 2013 represents Company matching contributions under our 401(k) plan. The amount shown for Mr. Wolf represents a relocation payment.

(4)	The amount shown for Mr. Reach includes a base salary of $275,000, $300,000 and $325,000 and sales commissions of $199,214, $207,321 and $173,789 for 2012, 2013 and 2014, respectively.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table sets forth, for each of the named executive officers, awards granted during fiscal 2014 under our annual cash bonus program and our 2010 Equity Incentive Plan. The exercise price for our options is based on the average of the high and low price on the New York Stock Exchange on the day immediately preceding the grant date.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Marc Sheinbaum	4/18/2014	-	550,000	1,100,000	-	-	-	-	-
Marc Sheinbaum	4/18/2014	-	-	-	125,000	-	-	5.92	741,875
Marc Sheinbaum	4/18/2014	-	-	-	128,204	-	-	5.92	760,891
Marc Sheinbaum	4/18/2014	-	-	-	-	250,000	5.94	5.92	709,070
Christopher Wolf	2/21/2014	-	273,000	682,500	-	-	-	-	-
Christopher Wolf	2/21/2014	-	-	-	10,997	-	-	8.05	87,976
Christopher Wolf	8/15/2014	-	-	-	100,128	-	-	3.87	390,000
Casey McGuane	2/21/2014	-	252,000	630,000	-	-	-	-	-
Casey McGuane	2/21/2014	-	-	-	10,997	-	-	8.05	87,976
Casey McGuane	8/15/2014	-	-	-	92,426	-	-	3.87	360,000
Rob Reach	2/21/2014	-	48,750	121,875	-	-	-	-	-
Rob Reach	2/21/2014	-	-	-	10,997	-	-	8.05	87,976
Rob Reach	2/21/2014	-	-	-	83,440	-	-	3.87	325,000

Outstanding Equity Awards at Fiscal Year End 2014

The following table sets forth, for each of the named executive officers, the equity awards outstanding as of the end of fiscal 2014:

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(1)
Marc Sheinbaum	4/18/2014	—	250,000	(2)	—		5.94	4/17/2024
	4/18/2014							4/17/2024	125,000	(2)	526,250
	4/18/2014							4/17/2024	128,204	(2)	539,739
Mark Volchek	1/23/2007	75,000	—		—		1.34	1/22/2017
	12/7/2007	75,000	—		—		2.67	12/6/2017
	9/25/2008	375,000	—		—		4.59	9/24/2018
	2/18/2011	38,333	—		—		18.05	2/17/2021
	2/10/2012	21,533	—		—		15.28	2/9/2022
Christopher Wolf	3/8/2013	—	—		150,000	(4)	9.02	3/7/2023
	3/8/2013							3/7/2023	37,500	(5)	157,875
	2/21/2014							2/20/2023	10,997	(6)	46,297
	8/15/2014							8/14/2023	100,128	(7)	421,539
Casey McGuane	12/7/2007	90,000	—		—		2.67	12/6/2017
	9/25/2008	75,000	—		—		4.59	9/24/2018
	2/18/2011	19,166	5,834	(3)	—		18.05	2/17/2021
	2/10/2012	10,483	8,017	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		300,000	(4)	10.52	2/14/2023
	2/21/2014							2/20/2023	10,997	(6)	46,297
	8/15/2014							8/14/2023	92,426	(7)	389,113
Rob Reach	12/7/2007	60,179	—		—		2.67	12/6/2017
	9/25/2008	75,000	—		—		4.59	9/24/2018
	2/18/2011	19,166	5,834	(3)	—		18.05	2/17/2021
	2/10/2012	10,483	8,017	(3)	—		15.28	2/9/2022
	2/15/2013	—	—		150,000	(4)	10.52	2/14/2023
	2/21/2014							2/20/2023	10,997	(6)	46,297
	8/15/2014							8/14/2023	83,440	(7)	351,282

(1)
The amounts in this column represent the number of unvested restricted stock units outstanding for the named executive officers at fiscal year-end multiplied by the stock price of $4.21 (closing price for a share of our common stock on December 30, 2014).

(2)	This award vests over three years in three equal installments commencing on the first anniversary of the grant date.
(3)	This award vests at a rate of 20% on the first anniversary of the grant date, and in forty-eight equal monthly installments over the following four years.
(4)	This award vests based on Adjusted EBITDA performance as described above under "Equity-Based Compensation".
(5)	This award vests over four years in four equal installments commencing on the first anniversary of the grant date.
(6)	This award vested on February 21, 2015.
(7)	This award vests in two equal installments on each of March 31, 2016 and March 31, 2017.

Options Exercised and Stock Vested

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2014, for each of the named executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc Sheinbaum	—	—	—	—
Mark Volchek	75,000	$394,875	8,317	$81,756
Christopher Wolf	—	—	12,500	100,563
Casey McGuane	—	—	3,268	32,124
Robert Reach	—	—	980	9,633

(1)	Amounts reflect the difference between the exercise price of the stock options and the market price of our common stock at the time of exercise.
(2)	Amounts reflect the market value of our common stock on the day on which the restricted stock vested.

Pension Benefits and Non-Qualified Deferred Compensation

The Company does not have any defined pension or defined contribution plans for its named executive officers other than a tax-qualified 401(k) Plan. The Company does not maintain any non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

During fiscal year 2014, other than Messrs. Sheinbaum and Wolf (as described in the "Employment and Severance Protection Arrangements" above) , our named executive officers were not entitled to any severance payments upon termination of their employment or in connection with a change of control of the Company. Other than as discussed below, under both the 2000 Stock Option Plan and the Amended and Restated 2010 Equity Incentive Plan, upon a termination of employment, all unvested equity awards (and, in the case of the 2000 Stock Option Plan, awards where all restrictions have not lapsed) terminate and vested stock options may continue to be exercised within a three-month period (extended to a twelve-month period if terminated due to a "disability" within the meaning of Section 22(e)(3) of the Code or death).

Under the 2000 Stock Option Plan, if in connection with or following a "Change-in-Control" (as defined below), a named executive officer's employment is terminated by the Company for any reason other than "Cause" (as defined below) or he terminates his employment for "Good Reason" (as defined below), any unvested stock options or shares of restricted stock held by such named executive officer shall vest immediately and be exercisable or transferable, respectively, in accordance with the terms of the 2000 Stock Option Plan. Under the Amended and Restated 2010 Equity Incentive Plan, if within the one-year period following a "Change-in-Control" (as defined below), a named executive officer's employment is terminated by the Company without "Cause" (as defined below), all outstanding options held by such named executive officer shall vest immediately and be exercisable as of the effective date of termination, in accordance with the terms of the Amended and Restated 2010 Equity Incentive Plan. In addition, the performance-based options granted under the terms of the Amended and Restated 2010 Equity Incentive Plan vest upon a Change-in-Control, as described in "Equity-Based Compensation" above. The table below provides an estimate of the value of such accelerated vesting of unvested awards assuming that a Change-in-Control and a qualifying termination of employment occurred on December 31, 2014 and assuming a stock price of $4.21 per share, the closing price of a share of our common stock, on such date. However, the executives' employment was not terminated on December 31, 2014 under such plans and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

Name	Aggregate Salary Continuation ($)(1)	Bonus or Other Payments ($)(2)	Value of Accelerated Stock Option Vesting ($)(3)	Value of Accelerated Restricted Stock Vesting ($)(4)	Total Benefits ($)
Marc Sheinbaum	1,100,000	550,000	—	$1,065,989	$2,715,989
Christopher Wolf	390,000	327,600	—	625,711	1,343,311
Casey McGuane	—	—	—	435,411	435,411
Robert Reach	—	—	—	397,580	397,580

(1)
Mr. Sheinbaum is eligible to receive aggregate salary continuation payments of up to $1,100,000 as a result of our termination of Mr. Sheinbaum's employment without "cause" or by Mr. Sheinbaum for "good reason" if such termination occurs within 24 months of a change in control. Salary continuation payments under such severance protection agreement are payable in one lump sum within 40 days of termination.  Mr. Sheinbaum is eligible to receive aggregate salary continuation payments of up to $825,000 as a result of our termination of Mr. Sheinbaum's employment without "cause" or by Mr. Sheinbaum for "good reason" with no change of control.  Salary continuation payments under such severance protection agreement are payable in equal monthly installments for 18 months.

Mr. Wolf is eligible to receive aggregate salary continuation payments of $390,000 due as a result of our termination of Mr. Wolf's employment without "cause" (other than as a result of Mr. Wolf's death or disability) or by Mr. Wolf for "good reason." Salary continuation payments under such severance protection agreement are payable in equal monthly installments for one year.

(2)
Mr. Sheinbaum is eligible to receive his annual target bonus of $550,000 as a result of our termination of Mr. Sheinbaum's employment without "cause" or by Mr. Sheinbaum for "good reason." Such payments under the severance protection agreement are payable in one lump sum within 40 days of termination in the event such termination occurs within 24 months of a change in control or in equal monthly installments for 18 months in other situations.

Mr. Wolf is eligible to receive additional payments of $327,600 due as a result of our termination of Mr. Wolf's employment without "cause" (other than as a result of Mr. Wolf's death or disability) or by Mr. Wolf for "good reason." In addition, pursuant to the severance protection agreement, Mr. Wolf receives a prorated bonus, payable once such bonus amount is granted by the Compensation Committee of the Company's Board of Directors upon its annual review of the Company's executive officers.  There was no such bonus payable as of December 31, 2014.  Salary continuation payments under such severance protection agreement are payable in equal monthly installments for one year.

(3)
The amounts in this column represent for each named executive officer the intrinsic value of the stock options subject to accelerated vesting.  No stock options subject to accelerated vesting have an intrinsic value as the exercise price of each of these options exceeds the value of $4.21 per share.

(4)
The amounts in this column represent for each named executive officer the value of the restricted stock subject to accelerated vesting calculated by multiplying the number of unvested shares of restricted stock, as set forth in the Outstanding Equity Awards at Fiscal Year End 2014 Table above, by $4.21 per share.

Under the 2000 Stock Option Plan, "Change-in-Control" is defined as a merger or consolidation of the Company with another entity, or a sale of the Company's assets or stock in which:

(i)	the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the surviving corporation after the transaction, and

(ii)
the price per share of the Company's common stock in such transaction, as determined in good faith by our Board, is at least $1.17, subject to adjustment to reflect stock splits, reverse stock splits, or combinations.

Under the 2000 Stock Option Plan, "Cause" is defined as:

(i)	habitual intoxication,

(ii)	illegal drug use or addiction,

(iii)	conviction of a felony (or plea of guilty or nolo contendere),

(iv)	material failure or inability to perform one's agreements, duties or obligations as an employee, other than from illness or injury, and

(v)	willful misconduct or negligence in the performance of one's agreements, duties or obligations as an employee.
In addition, under the 2000 Stock Option Plan, the named executive officer has "Good Reason" to terminate his employment with the Company if:

(i)	his compensation has been materially reduced,

(ii)	his position, duties or responsibilities have been materially reduced,

(iii)	he has been required to move his principal residence because his primary place of employment is moved to a location greater than thirty (30) miles away from its then current location,

(iv)	the Company has not paid to the named executive officer when due any salary, bonus or other material benefit due to him, or
(v)
there exists a breach by the Company of any material provision of any employment agreement between it and the named executive officer, provided, however he shall notify the Company of such event and give it fifteen (15) days to remedy the situation before termination his employment.

 Under the Amended and Restated 2010 Equity Incentive Plan, "Change-in-Control" is defined as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company, as determined under Sections 1.409A-3(i)(5)(v)-(vii) of the federal tax regulations.

      A "Change-in-Control" is not deemed to occur under the Amended and Restated 2010 Equity Incentive Plan as a result of any event or transaction to the extent that treating such event or transaction as a "Change-in-Control" would cause tax to become due under Section 409A of the Code.

Under the 2010 Equity Incentive Plan, "Cause" is defined as:

(i)	material breach of obligations under any written agreement with the Company,

(ii)
material violation of any of the Company's policies, procedures, rules and regulations applicable to employees generally or to employees at the executive's grade level, in each case as may be amended from time to time in the Company's sole discretion,

(iii)	failure to reasonably and substantially perform one's duties to the Company (other than as a result of physical or mental illness or injury),

(iv)	willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company's business, reputation or prospects,

(v)	fraud or misappropriation of funds, or

(vi)	commission of a felony or other serious crime involving moral turpitude.

However, if the executive is a party to an employment agreement with the Company which contains a different definition of "cause," the definition in such employment agreement will control.

We have entered into certain non-competition agreements with our named executive officers. The named executive officers are not entitled to any payment under these agreements.

Director Compensation

The following table sets forth compensation paid to our non-employee directors (or in certain cases to the shareholder which they represent on the Board) for service on our Board and Board committees in fiscal year 2014. Director compensation is determined by the Board based on recommendation from the compensation committee made in consultation with Steven Hall & Partners. Directors who are also our employees do not receive additional compensation for their service on our Board or Board committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)	Option Awards ($)(2)	Total ($)
Thomas Anderson	$16,667	$149,996	$46,668	$213,331
Paul Biddelman	100,625	78,752	26,247	205,624
Samara Braunstein	64,375	78,752	26,247	169,374
David Cromwell	53,750	78,752	26,247	158,749
Stewart Gross	35,529	78,752	26,247	140,528
Robert Hartheimer	69,688	78,752	26,247	174,687
Dean Hatton	11,648	78,752	26,247	116,647
Pat McFadden	75,000	78,752	26,247	179,999
Charles Moran	25,938	78,752	26,247	130,937
Lowell Robinson	32,038	150,001	46,667	228,706

(1)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted to our directors. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2014.

(2)
The amounts in this column reflect aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted to our directors. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements. The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(1)
Thomas Anderson	8/15/2014	—	25,091	(3)	3.90	8/14/2024
	8/15/2014						38,510	(3)	162,127
Paul Biddelman	3/28/2007	28,800	—		1.34	3/27/2017
	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		10.52	2/14/2023
	2/15/2013						4,990	(4)	21,008
	2/21/2014	7,713	—		8.00	2/20/2024
	2/21/2014						9,844	(4)	41,443
Samara Braunstein	8/9/2013	17,777	22,223	(3)	10.58	8/8/2023
	2/21/2014	7,713	—		8.00	2/20/2024
	2/21/2014						9,844	(4)	41,443
David Cromwell(2)	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		10.52	2/14/2023
	2/15/2013						4,990	(4)	21,008
	2/21/2014	7,713	—		8.00	2/21/2014
	2/21/2014						9,844	(4)	41,443
Robert Hartheimer	2/10/2012	20,777	13,223	(3)	15.28	2/9/2022
	2/15/2013	10,691	—		10.52	2/14/2023
	2/15/2013						4,990	(4)	21,008
	2/21/2014	7,713	—		8.00	2/20/2014
	2/21/2014						9,844	(4)	41,443
Patrick McFadden	1/27/2009	38,163	—		4.59	1/26/2019
	12/4/2009	30,000	—		10.80	12/3/2019
	2/18/2011	10,000	—		18.05	2/17/2021
	2/10/2012	15,000	—		15.28	2/9/2022
	2/15/2013	10,691	—		10.52	2/14/2023
	2/15/2013						4,990	(4)	21,008
	2/21/2014	7,713	—		8.00	2/20/2024
	2/21/2014						9,844	(4)	41,443
Lowell Robinson	6/13/2014	—	26,641	(3)	3.64	6/12/2024
	6/13/2014						41,209	(3)	173,490

(1)	Our non-employee directors may have entered into agreements with the funds they represent with respect to the economic benefits granted to them.
(2)	In addition, on March 28, 2007, an option was granted to Sachem Ventures, LLC on the same terms as the other grants made on such date.
(3)	This award vests at a rate of one-third on the first anniversary of the grant date, and in 24 equal monthly installments over the following two years.
(4)
Within 90 days of the cessation of any non-executive Board member's membership on the Board for any reason other than removal for cause, we will settle the restricted stock units by issuing or delivering to the non-executive Board member one share of Common Stock for each restricted stock unit.

            We pay all of our non-employee directors (or in certain cases the shareholder which they represent on the Board) annual retainer fees, with no additional fees for attendance at Board meetings, and we make annual equity grants to our non-employee directors under our Amended and Restated 2010 Equity Incentive Plan, in each case in the amounts set annually by the compensation committee. The non-employee chair of the Board receives an annual cash retainer of $65,000 and each non-employee director receives an annual cash retainer of $40,000. Additionally, each non-employee director receives annual equity awards valued at approximately $105,000, which may be split between restricted stock and stock options as the compensation committee determines at such time. Annual retainers are paid to the chair of each committee of the Board as follows: $25,000 for the audit committee chair, $15,000 for the compensation committee chair, $7,500 for the nominating and corporate governance committee chair and $15,000 for the chair of the risk and compliance committee formed in October 2014. Annual retainers are paid to committee members as follows: $15,000 for the audit committee, $10,000 for the compensation committee, $3,750 for the nominating and corporate governance committee and $10,000 for the risk and compliance committee formed in October 2014. Additional fees may be paid in connection with any ad hoc committees appointed as determined from time to time. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. In conformity with current compensation trends to better align directors' interests with their companies', each non-employee director was granted an equity award for 2014 that is split twenty-five percent in the form of options and seventy-five percent in the form of restricted stock units, vesting upon each respective director's retirement or termination from the Board. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee's review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Samara Braunstein (Chair)
Paul Biddelman
David Cromwell
Patrick McFadden

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are currently or have ever been an officer or employee of us. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

On August 26, 2008, we entered into an amended and restated investor rights agreement with certain key holders of our common stock relating to all shares of our capital stock that they hold or may hold in the future. On August 22, 2011, we and certain other parties to agreement terminated the agreement in accordance with its termination provisions. Notwithstanding the termination, certain parties to the agreement that continue to own (i) 5% or more of the total number of shares of common stock outstanding, or (ii) shares of common stock that are not freely sellable without volume limitations pursuant to Rule 144 under the Securities Act, will have certain registration and other rights until August 8, 2015. We believe that these terms were reasonable and comparable to the terms of an agreement negotiated on an arms-length basis.

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. As permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify our directors and executive officers against all expenses (including reasonable attorneys', witness or other professional fees) and liabilities (including judgments, damages and amounts paid in settlement, including those arising out of the negligence or active or passive wrongdoing of such persons) incurred, suffered or paid by a director or executive officer in connection with any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director's status serving (i) as our director or executive officer, as applicable, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request, including one of our subsidiaries.

The indemnification agreements also require us to advance expenses incurred by such persons within thirty days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that such persons are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination.

We are not required to provide indemnification under the agreements for certain matters, including: (i) indemnification and advancement of expenses for any action initiated by or on behalf of such person without the consent of our Board (except actions to enforce a right to indemnification or advancement of expenses under this agreement), and (ii) indemnification beyond that permitted by Delaware law. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Non-Competition Agreements

Except for the employment agreements with Marc Sheinbaum and the severance protection agreement with Christopher Wolf (please see "Employment and Severance Protection Arrangements" above), we have not entered into any employment agreements with our executive officers. However, we have entered into certain non-competition agreements with our executive officers. Each non-competition agreement provides that the executive generally will not disclose our proprietary information and will not compete with us or solicit our customers and employees for the duration of the executive's employment and for a period of twelve months following termination of employment. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Policy Concerning Related Party Transactions

We have a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person.

The audit committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our company's policy, and should be ratified and approved by the Board. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arms-length basis and in the ordinary course of our business, the direct or indirect nature of the related party's interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide the audit committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the audit committee or the Board, taking into account factors as such body deems appropriate and relevant.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2014 annual report on Form 10-K is being mailed with this proxy statement. Stockholders can also access this proxy statement and our fiscal 2014 annual report on Form 10-K at www.proxyvote.com, which does not have "cookies" that identify visitors to the site.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a Higher One stockholder, we will mail without charge a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the annual report on Form 10-K. Exhibits to the annual report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

Requests for copies of our annual report on Form 10-K should be directed to Investor Relations, Higher One Holdings, Inc., 115 Munson Street, New Haven, Connecticut 06511.

By Order of the Board of Directors
/s/ Marc Sheinbaum
Marc Sheinbaum
President and Chief Executive Officer